                                                                    Exhibit 99.1
PROSPECTUS SUPPLEMENT
(To prospectus dated ________, 2000)

Chevy Chase Auto Receivables Trust ______                        $______________

                                                  Auto Receivables Backed Notes,
                                                           Series ______

Chevy Chase Bank, F.S.B., Servicer


--------------------------------------------------------------------------------
Consider carefully the risk factors beginning on page __ of this prospectus supplement and page __ of the prospectus.

The notes represent asset-backed debt secured solely by the auto loans held by the trust. The notes are not interests in or obligations of any other person.

No governmental agency or instrumentality has insured or guaranteed the notes or the underlying auto loans.

--------------------------------------------------------------------------------

The trust will issue -

o Three classes of notes which are to be offered by this prospectus supplement; and

o Subordinate interests in the trust which are to be held by the bank are not offered by this prospectus supplement but serve as credit support to the notes offered by this prospectus supplement.

The notes -

o Are backed by a pledge of assets of the trust. The assets of the trust securing the notes will include a pool of "prime" quality auto loans secured by new and used automobiles, light duty trucks and vans;

o Receive monthly distributions on the [15th] day of each month beginning on _________;

o    Represent debt obligations of Chevy Chase Auto Receivables Trust ______ and

o    Currently have no trading market.

Credit enhancement for the notes will consist of -

o A reserve account that can be used to pay shortfalls in payments on the notes; and

o Overcollateralization resulting from the excess of the principal amount of the auto loans over the aggregate principal amount of the notes.

-------------------------------------------------------------------------------------------------------------------------------
                         Issuance       Interest   Final Scheduled       Initial Public       Underwriting    Proceeds
                         Amount         Rate       distribution date     Offering Price(1)    Discount        to Seller(2)
-------------------------------------------------------------------------------------------------------------------------------
Class A-1 Notes
-------------------------------------------------------------------------------------------------------------------------------
Class A-2 Notes
-------------------------------------------------------------------------------------------------------------------------------
Class M-1 Notes
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from ___________.

(2)  Before expenses, estimated to be ___________.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                                 [UNDERWRITERS]

                 The date of this prospectus supplement is _____

                       Where You Can Find More Information

     Federal securities law requires the filing of information with the Securities and Exchange Commission, including annual, quarterly and special reports, proxy statements and other information. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect these reports, proxy statements and other information at the following regional offices of the SEC:

New York Regional Office                  Chicago Regional Office
Seven World Trade Center                  Citicorp Center
Suite 1300                                500 West Madison Street, Suite 1400
New York, New York 10048                  Chicago, Illinois 60661

     All reports we file on behalf of the trust with the SEC after the date of this prospectus supplement but before the offering of the notes ends are considered to be part of this prospectus supplement. Information contained in those reports updates and supercedes the information in this prospectus supplement. We will provide you with copies of these reports, at no cost, if you write to: Chevy Chase Bank, F.S.B., 8401 Connecticut Avenue, 6th Floor, Chevy Chase, Maryland 20815, telephone ( ) _____ - ______.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     This prospectus supplement supplements a prospectus that is part of a registration statement filed by the seller with the SEC (Registration No. _____________).

     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the cover page of this prospectus supplement.

     You can find definitions of the technical cashflow terms used in this prospectus supplement in the Glossary beginning on page S-____ in this prospectus supplement.

     We include cross-references in this prospectus supplement to captions in these materials where you can find further discussions. The following table of contents provides the pages on which these captions are located.

     In this prospectus, the terms "we", "us" and "our" refer to Chevy Chase Bank, F.S.B.

                                TABLE OF CONTENTS

Where You Can Find More Information .......................................    3
SUMMARY ...................................................................    5
   The Trust ..............................................................    5
   The Seller / Servicer ..................................................    5
   Cut-Off Date ...........................................................    5
   Closing Date ...........................................................    5
   Distribution Date ......................................................    5
   Description of the Notes ...............................................    5
      General .............................................................    5
      The Notes ...........................................................    5
      Distributions .......................................................    6
      Interest ............................................................    6
      Principal ...........................................................    6
      Optional Redemption .................................................    6
      Scheduled Maturity Dates ............................................    6
      [Overcollateralization ..............................................    6
   The Trust Assets .......................................................    6
      General .............................................................    6
      The Auto Loans ......................................................    7
      Characteristics of the Auto Loans ...................................    7
      Reserve Account .....................................................    7
   Servicing ..............................................................    7
   Federal Income Tax Consequences ........................................    7
   ERISA Considerations ...................................................    8
   Ratings ................................................................    8
RISK FACTORS ..............................................................    9
THE TRUST .................................................................   10
      General .............................................................   10
      The Owner Trustee ...................................................   11
      The Indenture Trustee and the Trust
         Collateral Agent .................................................   11
USE OF PROCEEDS ...........................................................   11
THE ______ TRUST PROPERTY .................................................   11
      General .............................................................   11
PREPAYMENT AND YIELD CONSIDERATIONS .......................................   12
THE POOL OF AUTO LOANS ....................................................   16
      General .............................................................   16
      Underwriting Procedures .............................................   16
      Selection Criteria ..................................................   17
      Composition of the Auto Loans as of
         the Cut-Off Date .................................................   18
THE SELLER AND THE SERVICER ...............................................   22
      General .............................................................   22
      Litigation ..........................................................   22
      Delinquency and Default Experience ..................................   22
DESCRIPTION OF SALE AND SERVICING AGREEMENT ...............................   24
      Conveyance of Auto Loans ............................................   24
      Servicer Default; Waiver of Past
         Defaults .........................................................   24
      Servicing Compensation, Payment of
         Expenses and Trustees' Fees ......................................   24
DESCRIPITION OF THE NOTES .................................................   25
      General .............................................................   25
      Distribution Dates ..................................................   25
      Interest Payments ...................................................   26
      Principal Payments ..................................................   26
      Accounts ............................................................   27
      General .............................................................   27
      Reserve Account .....................................................   27
      Transfers from the Collection Account
         and the Reserve Account into the Note
         Account ..........................................................   28
      Flow of Funds .......................................................   28
      Withholding .........................................................   29
      Reports to Noteholders ..............................................   29
      Optional Termination ................................................   30
      Events of Default ...................................................   30
MATERIAL FEDERAL INCOME TAX CONSEQUENCES ..................................   30
      Tax Characterization of the Trust ...................................   31
      Tax Consequences to Holders of the Notes ............................   31
      State and Local Tax Considerations ..................................   32
ERISA Considerations ......................................................   33
RATINGS ...................................................................   33
UNDERWRITING ..............................................................   34
LEGAL MATTERS .............................................................   36

--------------------------------------------------------------------------------

                                     SUMMARY

o This summary highlights selected information from this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, read carefully this entire prospectus supplement and the accompanying prospectus.

o This summary provides an overview of certain calculations, cash flows and other information to aid your understanding and is qualified by the full description of these calculations, cash flows and other information in this prospectus supplement and the accompanying prospectus.

The Trust

Chevy Chase Auto Receivables Trust ______, or the trust, is a Delaware business trust. The trust will issue the notes and be liable for the payment of interest and principal on the notes.

The issuing trust's principal assets will be a pool of auto loans and cash held by the trust.

The Seller / Servicer

Chevy Chase Bank, F.S.B, or the bank, a federally chartered stock savings bank, will act as servicer of the auto loans.

Cut-Off Date

The opening of business on _____,.

Closing Date

On or about _________,.

Distribution Date

The 15th day of each month, if the 15th is a business day. If the 15th day is not a business day, the distribution date will be the following day that is a business day. The first distribution date will be ______,.

Description of the Notes

General

The trust will issue three classes of its asset backed notes. The notes are designated as the "Class A-1 Notes", the "Class A-2 Notes" and the "Class M-1 Notes".

The notes will be secured solely by a pledge of the assets of the trust described below.

The trust will also issue a trust certificate. The trust certificate represents the ownership of the trust. Payments in respect of the trust certificate are subordinate to payments in respect of the notes. The trust certificate does not have a principal balance and is not offered to the public.

The Notes

Each class of notes will have the initial principal amounts, interest rates and final scheduled distribution dates listed on the cover page of this prospectus supplement.

The notes will be issued initially in book-entry form only and will be issued in minimum denominations of $1,000 and multiples of $1,000. You may hold your notes through DTC in the United States or Clearstream, Luxembourg, or the Euroclear System in Europe.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Distributions

Each month, the trust will distribute the amounts received on the auto loans and any other collections available as property of the trust to the noteholders as follows:

Interest

On each distribution date, interest that accrued during the interest accrual period is payable at the applicable note rate. The note rate for each class is listed on the cover page of this prospectus supplement. Interest on the Class A-1 Notes will be calculated on the basis of a 360-day year and the actual number of days elapsed in the interest accrual period. Interest on the Class A-2 Notes and Class M-2 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Amounts paid to holders of the notes will be shared by the holders of the Class A-1, and Class A-2 Notes in proportion to the interest due on each class.

Principal

On each distribution date, the trust will pay principal in reduction of the outstanding principal balance of the notes.

Principal payments will be an amount generally equal to a percentage of the decrease in the principal value of the auto loans between the first and last day of a calendar month. These principal payments will be paid to the Class A-1 Notes, the Class A-2 Notes, the Class M-1 Notes, sequentially, beginning with the Class A-1 Notes, in each case, until the respective outstanding principal amount of each class is paid in full.

Optional Redemption

On any distribution date when the outstanding principal balance of the notes is less than or equal to $______________, which is 5% of the original principal balance of the notes the bank may purchase the auto loans from the trust. This will redeem the notes. If redemption occurs, we will pay you a final distribution equaling the entire unpaid principal balance of the notes plus any accrued and unpaid interest.

Scheduled Maturity Dates

If the notes have not already been paid in full, we will pay the outstanding principal amount of the notes in full on the following distribution dates:

Class A-1              ____________
Class A-2              ____________
Class M-1              ____________

Final payment on the notes will probably be earlier than the scheduled maturity date stated above for each class of notes.

[Overcollateralization

The overcollateralization amount is the amount by which the pool balance exceeds the outstanding principal balance of the notes. The overcollateralization amount will be available to absorb any losses that noteholders would otherwise incur. As of the closing date, the overcollateralization will be equal to $_______ or _____ of the pool balance as of ______.]

The Trust Assets

General

The issuer's assets will principally include:

o a pool of auto loans, which are secured by new and used automobiles, light duty trucks and vans;

o    collections on the auto loans received after ______,;

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

o an assignment of the security interests in the vehicles securing the auto loan pool; and

o    amounts held in the reserve account.

The Auto Loans

The auto loans consist of retail installment sales contracts between dealers and retail purchasers and installment loans which are secured by new and used automobiles, light duty trucks and vans financed by means of the auto loan. Each obligor's obligation under its auto loan is a full recourse obligation. The auto loans contain provisions which unconditionally require the obligor to make all payments under the related auto loan.

On the closing date, the bank will assign to the trust a pool of auto loans.

On the closing date the trust will pledge the auto loans to the indenture trustee as collateral for the notes. Payments on the notes will be made from payments on the pledged auto loans, withdrawals from the reserve account and payments received under applicable insurance policies.

Characteristics of the Auto Loans

The statistical information presented in this prospectus supplement is based on the auto loans as of _______ .

The auto loans will consist of "prime" quality auto loans secured by new and used automobiles, light duty trucks and vans which were purchased from automobile dealers under the lender's financing program.

As of ______ , the auto loans have:

o    an aggregate principal balance of $________________;

o    a weighted average annual percentage rate of approximately ____%;

o    a weighted average original maturity of approximately __ months;

o    a weighted average remaining maturity of approximately __ months; and

o    a remaining term of not more than __ months and not less than __ months.

Reserve Account

The trustee will hold a reserve account. An initial deposit of $__________ will be placed in the reserve account on the closing date. The servicer will deposit collections received from the auto loans into the reserve account on each distribution date after interest and principal payments on the notes and payment of certain fees and expenses have been made.

The servicer will continue to make such deposits on each distribution date until the balance in the reserve account reaches the reserve balance described in this prospectus supplement.

We will use funds in the reserve account to pay shortfalls in amounts due to the noteholders and if the bank is no longer the servicer, to pay any fees due to the servicer.

Servicing

The bank will be the servicer of the auto loans and will be responsible for servicing, managing and making collections on, and otherwise enforcing, the auto loans.

Federal Income Tax Consequences

For federal income tax purposes:

o Dewey Ballantine LLP, special tax counsel to the trust and counsel to the underwriters, is of the opinion that the notes will be treated as debt and the trust will not be treated as an association or publicly traded partnership taxable as a corporation.

--------------------------------------------------------------------------------

     By your acceptance of a note, you agree to treat the notes as debt.

o Interest on the notes will be taxable as ordinary income when received by a holder on the cash method of accounting and when accrued by a holder on the accrual method of accounting.

o Dewey Ballantine LLP has prepared the discussion under "Material Federal Income Tax Consequences" in this prospectus supplement and in the prospectus and is of the opinion that the discussion accurately states all material federal income tax consequences of the purchase, ownership and disposition of the notes to their original purchaser.

ERISA Considerations

Subject to the important considerations described under "ERISA Considerations" in this prospectus supplement, pension, profit-sharing and other employee benefit plans may purchase notes. You should consult with your counsel regarding the applicability of the provisions of the Employee Retirement Income Security Act of 1974, as amended, before purchasing a note.

Ratings

o The trust will not issue the notes unless they have been assigned the ratings stated below.

o You should know that the ratings could be lowered, qualified or withdrawn by the rating agencies.

                                     Rating
                                     ------
                        Standard &
      Class               Poor's            Moody's
      -----               ------            -------
A-1
A-2
M-1


--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to those factors described under "Risk Factors" in the prospectus, you should consider, among other things, the following factors in connection with the purchase of the notes:

     An investment in the notes may be an illiquid investment. There currently is no secondary market for the notes, and there is no assurance that one will develop or, if one does develop, that it will continue until the notes are paid in full. The underwriters intend to make a market in the notes but have no obligation to do so.

     The rate at which the notes will amortize cannot be predicted. All of the auto loans are prepayable at any time without penalty. The rate of prepayments on the auto loans may be influenced by a variety of economic, social and other factors. Under certain circumstances, the bank will be obligated to purchase auto loans as a result of breaches of certain covenants in the transaction documents. The bank also has the right, subject to certain conditions, to purchase the auto loans when the total principal balance of the notes is 5% or less of the total principal balance of the notes as of the date they are issued. Any reinvestment risks resulting from a faster or slower incidence of prepayments and/or purchases of auto loans will be borne entirely by the noteholders.

     The Class M-1 Notes are subordinated notes, and the risk of loss or delay in distributions is greater than on the Class A Notes.

     Distributions of interest and principal on the Class M-1 Notes will be subordinated in priority of payment to interest and principal due on the Class A Notes. Consequently, the Class M-1Noteholders will not receive any distributions on a payment date unless the full amount of interest and principal due on the Class A Notes on that payment date has been distributed to the Class A Noteholders. This subordination has the effect of increasing the likelihood of payment on the Class A Notes and therefore decreasing the likelihood of payment on the Class M-1 Notes.

     Geographic concentrations of receivables may result in higher losses if particular regions experience downturns. As of _______ [the cut-off date], based upon billing address information provided to the bank, the obligors resided in __ states and the District of Columbia. [Five of these states, Virginia, North Carolina, Georgia, Texas and Maryland], account for %, %, % and %, respectively, of the aggregate principal balance of the receivables in the trust. Adverse economic conditions in [Virginia, North Carolina, Georgia, Texas and Maryland] could adversely affect the delinquency, loan loss or repossession experience with respect to the auto loans. Changes in these factors may also affect the rate of principal payments on the auto loans.

     Failure to obtain a perfected security interest in the vehicles in all states may lead to a reduction in distributions of principal and interest. The bank or its agent will hold the auto loans and the certificates of title or ownership relating to the vehicles as custodian for the indenture trustee. However, the auto loans will not be marked or stamped to indicate that they have been sold to the trust, and the certificates of title or ownership for the vehicles will not be endorsed or otherwise amended to identify the trust as the new secured party. Under such circumstances and in certain jurisdictions, the trust's interest in the auto loans and the vehicles may be defeated. See "Legal Aspects of the Auto Loans" in the accompanying prospectus.

     If the protection provided to the noteholders by the reserve account is insufficient to pay principal and interest on the notes, the noteholders would have to look principally to the obligors on the auto loans and to the proceeds from the repossession and sale of vehicles which secure the auto loans. In such event, certain factors, such as the indenture trustee's failure to have perfected security interests in the vehicles in all states, may affect the trust's ability to repossess and sell the vehicles securing the auto loans, and thus may reduce the proceeds to be distributed to noteholders. See "Description of the Notes--Flow of Funds" in this prospectus supplement, as well as "Legal Aspects of the Auto Loans" in the accompanying prospectus.

                                    THE TRUST

     The following information supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying prospectus.

General

     Chevy Chase Auto Receivables Trust ______, or the trust will be a Delaware business trust formed under the laws of the State of Delaware under a trust agreement, dated as of ______ between the seller and the owner trustee for the purpose of engaging in the transactions described in this prospectus supplement. The trust will only engage in the following activities:

     o acquiring, holding and managing the auto loans and the other assets of the trust,

     o issuing notes in private and public offerings, including the issuance of the notes,

     o    making payments on the notes, and

     o    engaging in other activities in connection with the notes.

     The trust's principal offices are in Wilmington, Delaware, in care of Wilmington Trust Company as owner trustee, at the same address as the owner trustee.

     The trust will not acquire any assets other than the trust property, and it is not anticipated that the trust will have any need for additional capital resources. No historical or pro forma financial statements or ratios of earnings to fixed charges with respect to the trust have been included because the trust will have had no operating history upon its establishment and will not have engaged in any business other than acquiring and holding the trust property, issuing the notes and distributing payments on the notes.

The Owner Trustee

     Wilmington Trust Company will be the owner trustee under the trust agreement. It is a Delaware banking corporation and its principal offices are located at 1100 North Market Street, Wilmington, Delaware 19890. The owner trustee will perform limited administrative functions under the trust agreement. The owner trustee's liability in connection with the issuance and sale of the notes is limited solely to the express obligations of the owner trustee as stated in the trust agreement and the sale and servicing agreement, to be dated as of ______, among the trust, the seller, the servicer and the indenture trustee.

The Indenture Trustee and the Trust Collateral Agent

     U.S. Bank, National Association will be the indenture trustee under an indenture, dated as of ______, among the trust and U.S. Bank, National Association as indenture trustee. U.S. Bank, National Association will also act as the trust collateral agent under the sale and servicing agreement. U.S. Bank, National Association is a national banking association, the principal offices of which are located at 100 East 5th Street, St. Paul, Minnesota 55101.

                                 USE OF PROCEEDS

     The net proceeds received by the trust from the sale of the notes will be used to pay the bank the purchase price for the auto loans and to fund the initial deposit in the reserve account.

                            THE ______ TRUST PROPERTY

General

     The trust assets consist of the following:

     o    the auto loans;

     o all monies, including accrued interest, due or received on the auto loans on or after the cut-off date of ________;

     o all amounts and property from time to time held in or credited to the collection account and the note account;

     o all of the seller's security interests in new and used automobiles, light duty trucks and vans, or the financed vehicles;

     o all of the seller's rights to proceeds from claims on physical damage, theft, vendor's single interest, credit life, disability or hospitalization insurance policies, if any, covering financed vehicles or obligors, as the case may be, to the extent that such insurance policies relate to the auto loans;

     o    any proceeds from the sale of repossessed financed vehicles;

     o all rights to receive payments under certain circumstances from the reserve account;

     o all of the seller's right to all documents contained in the auto loan files;

     o all of the seller's rights in any proceeds from recourse to dealers in new and used automobiles, light duty trucks and vans from whom the bank purchased the auto loans in the ordinary course of business;

     o all property, including the right to receive future Liquidation Proceeds (as defined in the Glossary), that secures an auto loan and that shall have been acquired by or on behalf of the indenture trustee and

     o    all proceeds of the foregoing.

     The indenture does not permit the trust to acquire any additional assets.

                       PREPAYMENT AND YIELD CONSIDERATIONS

     The rate of principal payments on each class of notes will be directly related to the rate of principal payments on the underlying auto loans. If any class of notes is purchased at a price other than at par, the yield to maturity on such class also will be affected by the rate of principal payments. The principal payments on the auto loans may be in the form of scheduled principal payments, prepayments or liquidations due to default, casualty and the like. Any payments other than scheduled principal payments will result in distributions to the noteholders of amounts which would otherwise have been distributed over the remaining term of the auto loans. In general, the rate of such payments may be influenced by a number of other factors, including general economic conditions.

     The effective yield to the holders of a class of notes will depend upon, among other things, the price at which such notes are purchased, the amount of principal, including both scheduled and nonscheduled payments thereof, which is paid to the noteholders and the rate at which such principal is paid.

     The indenture trustee will make distributions of principal and interest payable on each class of notes to the noteholders on the distribution date. Interest on the auto loans will be paid to noteholders on each distribution date in an amount equal to one-twelfth of the applicable note rate applied to the principal balance of the respective class as of the immediately preceding distribution date (after giving effect to distributions of principal made on such immediately preceding distribution date). In the case of the first distribution date, monthly interest will accrue at the applicable note rate on the original note principal balance for each class of note. The original note principal balance for each class is :

                  Class A-1 Notes: $________
                  Class A-2 Notes: $________ , and
                  Class M-1 Notes: $__________.

     Prepayments on auto loans can be measured relative to a prepayment standard or model. The model used in this prospectus supplement, the absolute prepayment model, or ABS, represents an assumed rate of prepayment each month relative to the original number of auto loans in a pool. ABS further assumes that all the auto loans are the same size and amortize at the same rate and that each auto loan in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of auto loans originally containing 10,000 auto loans, a 1% ABS rate means that 100 auto loans prepay each month. ABS does not purport to be an historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of auto loans.

     The tables captioned "Percent of Initial Note Principal Balance at Various ABS Percentages", also called the ABS Tables, have been prepared on the basis of the following assumptions:

     o the auto loans prepay in full at the specified constant percentage of ABS monthly, with no defaults, losses or repurchases;

     o each scheduled monthly payment on the auto loans is made on the last day of each month and each month has 30 days;

     o the initial principal amount of the notes is as stated on the cover page;

     o interest on the notes accrues during each interest period at the following assumed coupon rates: Class A Notes, ___%; and Class M-1 Notes, ___%.

     o payments on the notes are made on the __ day of each month whether or not a business day;

     o    the notes are purchased on the closing date;

     o the scheduled monthly payment for each auto loan has been calculated on the basis of the assumed characteristics presented in the table below, and each auto loan will amortize in amounts sufficient to repay the principal balance of the auto loans by its indicated remaining term to maturity; and

     o    the seller or the servicer exercises its clean-up call redemption.

     The ABS Tables also assume that (1) the auto loans have been aggregated into hypothetical pools with all of the auto loans within each pool having the following characteristics, and (2) that the level of scheduled monthly payment for each of the pools, which is based on its aggregate principal balance, gross APR, original number of scheduled payments and remaining number of scheduled payments as of the cut-off date, will be calculated so that each pool will be fully amortized by the end of its remaining term to maturity.

                                                     Remaining
                                                       Term
                 Aggregate                          to Maturity           Seasoning
  Pool       Principal Balance         APR          (in Months)          (in Months)
  ----       -----------------         ---          -----------          -----------

1     $                                 %
2
3
4
5

     The ABS Tables indicate, based on the assumptions described above, the percentages of the initial principal amount of the notes that would be outstanding after each of the payment dates shown at various percentages of ABS and the corresponding weighted average lives of the notes. The actual characteristics and performance of the auto loans will differ from the assumptions used in constructing the ABS Tables. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the auto loans will prepay at a constant level of ABS until maturity or that all of the auto loans will prepay at the same level of ABS. Moreover, the diverse terms of auto loans could produce slower or faster principal distributions than indicated in the ABS Tables at the various constant percentages of ABS specified, even if the original and remaining terms to maturity of the auto loans are as assumed. Any difference between the assumptions and the actual characteristics and performance of the auto loans, including actual prepayment experience or losses, will affect the percentages of initial balances outstanding over time and the weighted average lives of the notes.

                    Percent of Initial Note Principal Balance
                          at Various ABS Percentages(1)



                                Class A Certificates                               Class M-1 Certificates
----------------------------------------------------------------------------------------------------------------------------
Payment Date               0.5%         1.0%          1.7%         2.5%         0.5%         1.0%         1.7%         2.5%
-----------                ---          ---           ---          ---          ---          ---          ---          ---





Weghted Average
   Life in
   Years(2)


----------

(1) The percentages in this table have been rounded to nearest whole number.

(2) The weighted average life of a note is determined by (1) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the certificates to the payment date, (2) adding the results and (3) dividing the sum by the initial principal amount of the note of that class.

                             THE POOL OF AUTO LOANS

General

     The assets of the trust will primarily consist of the auto loans, which are secured by the financed vehicles.

     The auto loans in the pool were purchased or originated by the bank. You should note that the bank also acts as servicer under that agreement, and we refer to the bank in that capacity as the servicer.

          With respect to the bank auto loans as of the cut-off date:

     o ____% by aggregate principal balance were purchased by the bank from dealers in the ordinary course of business

     o ____% by aggregate principal balance were originated directly by the bank at or through its deposit branches

     o approximately ____% of the aggregate principal balance of the bank auto loans represents financing of new automobiles, light duty trucks and vans and,

     o approximately ____% represent financing of used automobiles, light duty trucks and vans.

Underwriting Procedures

     Each auto loan was originated or purchased by the bank after a review in accordance with its established underwriting procedures..

     The underwriting procedures of the bank are designed to provide a basis for assessing the obligor's ability and willingness to repay the loan. In conducting this assessment, the bank considers the obligor's ratio of debt to income and evaluates the obligor's credit history through a review of a credit report compiled by a recognized consumer credit reporting bureau. The obligor's equity in the collateral and the terms of the loan are also important in the bank's analysis. For the obligor's purchase of a vehicle, the bank's guidelines provide for financing up to [115]% of the dealer cost for new vehicles and of the trade-in value (as published by the National Automobile Dealers Association, a standard reference source for dealers in used vehicles) for used vehicles. The bank's guidelines are intended only to provide a basis for lending decisions, and exceptions to such guidelines may, within certain limits, be made based upon the credit judgment of the lending officer. The bank periodically conducts quality audits to ensure compliance with its established policies and procedures.

Selection Criteria

     The auto loans were selected from the bank's portfolios on the basis of a number of criteria, including the following:

     o    each auto loan has an original term to maturity of ___ to ___ months,

     o    each auto loan has a maturity of not later than _______________,

     o except with respect to the balloon auto loans (as described below), each auto loan provides for level monthly payments that fully amortize the amount financed over the original term,

     o    no auto loan was more than ___ days past due as of the cut-off date,

     o each auto loan has an unpaid principal balance of not less than $1,000 as of the cut-off date and

     o the weighted average remaining number of payments of the auto loans was ____ months as of the cut-off date.

     All the auto loans are prepayable at any time. The seller makes no prediction as to the actual prepayment experience on the auto loans. See also "Description of the Notes--Optional Termination" in this prospectus supplement regarding the seller's option to purchase the auto loans when the total principal balance of the notes is 5% or less of total principal balance of the notes as of the date of issuance of the notes.

     The auto loans are simple interest and actuarial installment sales contracts and installment loans which provide for equal monthly payments, except for ____% of the auto loans (as a percentage of the initial pool balance as of the cut-off date) which are balloon auto loans. A balloon auto loan is one for which the last scheduled monthly payment is significantly larger than any prior scheduled monthly payment.

     The composition, distribution by annual percentage rate, commonly called APR, and geographical distribution of the auto loans as of the cut-off date are as set forth in the following tables.

              Composition of the Auto Loans as of the Cut-Off Date

Initial Aggregate Principal Balance............................      $
Number of Auto Loans...........................................
Average Original Principal Balance.............................      $
Range of Original Principal Balances...........................      $ to $
Average Remaining Principal Balance............................      $
Range of Remaining Principal Balances..........................      $ to $
Weighted Average APR(1)........................................       %
Range of APRs..................................................       % to %
Weighted Average Original Term to Maturity(1)..................      months
Range of Original Terms to Maturity............................      12 months to 72 months
Weighted Average Remaining Term to Maturity(1).................      months
Range of Remaining Terms to Maturity...........................      12 months to 72 months

(1)  Weighted by remaining principal balance.

          Distribution of the Auto Loans by APR as of the Cut-Off Date

                                                                                       Percentage of
                                         Number of              Aggregate                Aggregate
           Range of APRs                 Auto Loans         Principal Balance        Principal Balance
           -------------                 ----------         -----------------        -----------------
                                                                 $                                    %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
                                                                                                      %
 Total...........................                                $                              100.00%

        Geographic Distribution of the Auto Loans as of the Cut-Off Date

                                                                                      Percentage of
                                          Number of             Aggregate               Aggregate
         State(1)(2)                     Auto Loans         Principal Balance       Principal Balance
         -----------                     ----------         -----------------       -----------------
         [Florida]..................                           $                                  %
         [Georgia]...................
         [Maryland]..................
         [North Carolina]............
         [Ohio]......................
         [Pennsylvania]..............
         [Virginia]..................
         Other.......................
          Total......................                          $                            100.00%

(1)  Based upon the billing address of the obligors.

(2)  No other state represents more than 5% of the Auto Loans.


Distribution of the Auto Loans by Remaining Principal Balance as of the Cut-Off Date

                                                                                   Percentage of
            Range of Remaining         Number of             Aggregate               Aggregate
            Principal Balances        Auto Loans         Principal Balance       Principal Balance
            ------------------        ----------         -----------------       -----------------
                                                           $                                   %







               Total................................                 $                               100.00%

 Distribution of the Auto Loans by Remaining Terms to Maturity as of the
                                  Cut-Off Date


                                                                                 Percentage of
  Range of Remaining Terms to        Number of             Aggregate               Aggregate
         Maturity (months)          Auto Loans         Principal Balance       Principal Balance
         -----------------          ----------         -----------------       -----------------
                                                         $                                     %





               Total.................................    $                               100.00%

                           THE SELLER AND THE SERVICER

General

     The bank, which is the seller and the servicer, is a federally chartered stock savings bank. The bank's home office is located at 7926 Jones Branch Drive, McLean, Virginia 22102, and its executive offices are located at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815. The bank's telephone number is
(301) 986-7000. The bank is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, or the OTS, within the Department of the Treasury and, to a lesser extent, by the Federal Deposit Insurance Corporation, or the FDIC. Deposits at the bank are fully insured up to $100,000 per insured depositor by the Savings Association Insurance Fund, which is administered by the FDIC.

     Based on unaudited results, at ________, the bank had consolidated assets of approximately $____ billion, deposits of approximately $________ billion, and stockholders' equity of approximately $_______ million. As a savings bank chartered under the laws of the United States, the bank is subject to certain minimum regulatory capital requirements imposed under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, or FIRREA. At December 31, 1999, the bank's tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were ____%, ____%, ____% and ____%, respectively. As of such date, the bank's capital ratios exceeded the requirements under FIRREA as well as the standards established for "well-capitalized" institutions under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. The OTS has the discretion to treat a "well-capitalized" institution as an "adequately capitalized" institution for purposes of the prompt corrective action regulations if, after notice and an opportunity for a hearing, the OTS determines that the institution is being operated in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

Litigation

     The seller is not involved in any legal proceedings, and is not aware of any pending or threatened legal proceedings, that would have a material adverse effect upon its financial condition or results of operations.


Delinquency and Default Experience

     The tables below set forth certain information concerning the bank's delinquency and loss experience with respect to its gross servicing of retail installment sales contracts for new and used automobiles, light duty trucks and vans acquired pursuant to its finance programs. Delinquency is recognized on a contractual basis only. Past due payments must equal or exceed [___] of the scheduled payment due for a contract to be considered delinquent. There can be no assurance that the levels of delinquency and loss experience reflected in the tables below, are indicative of the performance of the auto loans included in the trust.

                   DESCRIPTION OF SALE AND SERVICING AGREEMENT

Conveyance of Auto Loans

     On the closing date, the bank will sell the auto loans to the trust, without recourse except as expressly set forth in the sale and servicing agreement. Concurrently with this sale and assignment, the indenture trustee will execute, authenticate and deliver the notes to the underwriters against payment to the seller of the net purchase price of the sale of the notes.

Servicer Default; Waiver of Past Defaults

     If a servicer default under the sale and servicing agreement, the servicer may be removed by the indenture trustee or by the majority noteholders. The majority noteholders may waive certain defaults by the servicer in the performance of its obligations under the sale and servicing agreement, as described in "The Trust Documents--Rights upon an Event of Default" in the accompanying prospectus.

     The majority noteholders means, as of any date of determination, holders of notes representing a majority of the aggregate of the principal balance of each class of notes as of that date of determination.

     Servicer defaults are described in the prospectus under "The Trust Documents -- Removal of the Servicer."

Servicing Compensation, Payment of Expenses and Trustees' Fees

     For its servicing of the auto loans, the servicer will be entitled to retain from collections on the auto loans a monthly servicing fee which equals one-twelfth times [ ]% of the pool balance as of the first day of the immediately preceding collection period. The servicer shall deposit all late fees, prepayment charges, extension fees or other administrative fees or similar charges into the collection account and such fees and charges shall be included in Available Funds.

     All costs of servicing each auto loan in the manner required by the sale and servicing agreement shall be borne by the servicer, but the servicer shall be entitled to retain, out of any amounts actually recovered with respect to any Defaulted Auto Loan or the financed vehicles subject to a Defaulted Auto Loan, the servicer's actual out-of-pocket expenses reasonably incurred with respect to such Defaulted Auto Loan or financed vehicle.

     On each distribution date, the indenture trustee and the owner trustee are each entitled to receive a fee, payable from Available Funds, for their services as indenture trustee and owner trustee, respectively, during the prior collection period in an amount agreed upon by the seller and the indenture trustee and the owner trustee, respectively.

                            DESCRIPITION OF THE NOTES

General

     The issuer will issue the Class A-1 Notes, the Class A-2 Notes and the Class M-1 Notes under an indenture, a form of which has been filed as an exhibit to the registration statement. The following summary describes material terms of the notes and the indenture. The summary does not purport to be complete and is subject to all the provisions of the notes and the indenture. The following summary supplements the description of the general terms and provisions of the notes of any given series and the related indenture as described in the accompanying prospectus, and to the extent that those descriptions differs from the descriptions provided in this prospectus supplement, the descriptions provided in this prospectus supplement replace those descriptions. You can obtain a copy of the indenture without charge on written request addressed to the indenture trustee at its Corporate Trust Department at 180 East 5th Street, St. Paul, Minnesota 55101, Att: Structured Finance/Chevy Chase ______.

     The issuer will offer the notes in denominations of $1,000 and integral multiples of $1,000 in book-entry form only. Persons acquiring beneficial interests in the notes will hold their interests through The Depository Trust Company in the United States or Clearstream, Luxembourg or in the Euroclear System in Europe. See "Description of the Securities -- Book-Entry Registration" and Annex I in the prospectus.

     In addition to the notes, the trust will also issue the trust certificate which will not be offered by this prospectus supplement.

Distributions to the Class M-1 Noteholders.

     Payments of interest and principal on the M-1 will only be made on each distribution date if Available Funds remain after paying all fees to the servicer, the indenture trustee and the owner trustee and after making all distributions of interest or principal on the Class A Notes on that date.

Distribution Dates

     The notes will pay interest and principal on the fifteenth day of each month, or, if the fifteenth day is not a business day, on the next following business day. The first distribution date will be _____. Only holders of record as of the close of business on the day (whether or not a business day) immediately preceding a distribution date, commonly known as a record date, will receive payments on that distribution date.

     A business day is a means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, Chevy Chase, Maryland or in the city in which the Corporate Trust Office of the indenture trustee under the trust agreement is located are authorized or obligated by law or executive order to close.

     Each month the trust will distribute the amounts received on the auto loans and any other collections available as property of the trust during the calendar month, before the month in which the distribution date occurs. This period is referred to as a collection period.

     The final scheduled distribution dates are set forth on the cover to this prospectus supplement.

Interest Payments

     Interest on each class of notes will accrue during each interest accrual period at the applicable interest rate set forth below from and including the most recent distribution date that interest was paid -- or, in the case of the first distribution date, from and including the closing date -- but excluding the following distribution date. In the case of the first distribution date, the interest period shall be ___ days. The interest accruing during an interest period will accrue on each class' outstanding principal amount as of the end of the prior distribution date -- or, in the case of the first distribution date, as of the closing date.

     For any distribution date, interest due but not paid on that distribution date will be due on the next distribution date together with, to the extent permitted by law, interest at the applicable interest rate on that unpaid amount. Interest on the Class A-1 Notes will be calculated on the basis of a 360-day year and the actual number of days elapsed in the applicable interest accrual period. Interest on the Class A-2 and Class M-1 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The servicer will pay interest on the notes from the note account after paying accrued and unpaid trustees' fees, the issuer's other administrative fees and the servicing fees. See "-- Distributions" below.

     The note rate for each class of notes is as follows:

     o    Class A-1 Note Rate: ___% per annum;

     o    Class A-2 Note Rate: ___% per annum; and

     o    Class M-1 Note Rate: ___% per annum.


Principal Payments

     For each distribution date, each of the holders of the Class A Notes and the Class M-1 Notes will be entitled to receive payments of principal, to the extent funds are available, in the priorities set forth in the indenture and described in this prospectus supplement and below under "Flow of Funds." In no event will the principal paid in respect of a class of notes exceed the initial note principal balance of such class of notes.

     Principal will be allocated to the Class A Notes and the Class M-1 Notes, based on the related class percentage. Principal will be paid to the holders of the Class A Notes in "sequential pay" fashion with all of the amount payable to the holders of the Class A Notes going first to reduce the principal balance of the Class A-1 Notes until such class is reduced to zero. No principal will be paid to the holders of the Class A-2 Notes until the principal balance of the Class A-1 Notes has been reduced to zero.

     The principal amount of each class of notes, to the extent not previously paid, will be due on the related final scheduled distribution date set forth above. If all payments on the contracts are made as scheduled, final payment with respect to the notes would occur prior to the final scheduled distribution date.

Accounts

General

     On the closing date, the trust collateral agent, will establish the following accounts in the name of the indenture trustee, for the benefit of the noteholders:

     o the collection account, into which all payments (other than amounts representing the servicing fee and other amounts payable to the servicer) made on or with respect to the auto loans will be deposited,

     o the note account, from which all distributions with respect to the auto loans and the notes will be made; and

     o    reserve account.

Reserve Account

     To further secure the notes, the trust will establish a reserve account with the trust collateral agent, for the benefit of the noteholders. The reserve account will be funded by the trust on the closing date with an initial deposit by the trust of cash in an amount required by the sale and servicing agreement. After the closing date, Available Funds will be deposited from time to time in the reserve account as described under "--Flow of Funds" in this prospectus supplement, to the extent necessary to maintain the amount in the reserve account at the Specified Reserve Balance.

     No later than third business day before the distribution date, if there are not enough Available Funds to pay Note Interest, the Class A Principal Payment Amount and the Class M-1 Principal Payment Amount to the noteholders on the following distribution date in accordance with the priority of payments set forth below, any amounts on deposit in the reserve account will be deposited in the note account. Amounts on deposit in the reserve account that are in excess of the Specified Reserve Balance will be released to the seller or its designee.

     Funds on deposit in the reserve account may be invested in eligible investments, as described in the prospectus. Any net investment income on monies on deposit in the reserve account will not be available for distribution to the noteholders or otherwise subject to any claims or rights of the noteholders, and will be paid to the bank or its designee on each distribution date. Investment expenses and any loss on such investments in excess of earnings for the related collection period will be charged to the reserve account on each distribution date.

Transfers from the Collection Account and the Reserve Account into the Note Account

     On or before the earlier of the 8th business day or the 11th calendar day of each month, or the determination date, the servicer will instruct the indenture trustee to withdraw from the collection account and deposit in the note account the amount collected on account of the auto loans for the prior collection period. The servicer will also on the determination date deliver a servicer's certificate to the indenture trustee and the rating agencies. The servicer's certificate will provide the information needed to make payments and other distributions and transfers on the upcoming distribution date.

     If, in preparing the servicer's certificate, the servicer determines that there are not enough Available Funds to pay Note Interest, the Class A Principal Payment Amount and the Class M-1 Principal Payment Amount to the noteholders on the following distribution date in accordance with the priority of payments listed below, the servicer will calculate the amount Available Funds are insufficient and notify the indenture trustee. The indenture trustee will withdraw from the reserve account an amount equal to the lesser of:

     o the amount by which Available Funds are insufficient to pay Note Interest, the Class A Principal Payment Amount and the Class M-1 Principal Payment Amount to the noteholders, and

     o    the amount then on deposit in the reserve account.

     The indenture trustee will then deposit this amount in the note account. The entire amount of money then on deposit in the note account, including the amount withdrawn from the reserve account and deposited into the note account, will be available to make distributions to the noteholders. However, amounts deposited into the note account in error and Liquidation Proceeds from auto loans purchased by the seller or the servicer, as the case may be, will be not be available for distribution.

Flow of Funds

     On each distribution date, the indenture trustee will make the following distributions in the following order of priority, in each case from the then-remaining Available Funds:

     (1) to pay the indenture trustee fee including any overdue indenture trustee fee;

     (2)  to pay the owner trustee fee including any overdue owner trustee fee;

     (3) to pay Note Interest due on the Class A Notes pari passu based on the interest due on each class of notes;

     (4)  to pay Note Interest on the Class M-1 Notes;

     (5) to pay the Class A Principal Payment Amount sequentially to the holders of the Class A Notes, with 100% of that amount being paid to the holders of the Class A-1 Notes until the note principal balance of the Class A-1 Notes has been reduced to zero, and then 100% of that amount paid to the holders of the Class A-2 Notes until the note principal balance of the Class A-2 Notes has been reduced to zero;

     (6) to pay the Class M-1 Principal Payment Amount to the holders of the Class M-1 Notes;

     (7) to the reserve account, the amount necessary to increase the amount on deposit in the reserve account up to the Specified Reserve Balance as of such distribution date;

     (8) to the servicer and the indenture trustee, certain indemnification amounts to which they may be entitled; and

     (9)  to the trust certificate holder , any remaining amounts.

Withholding

     The indenture trustee is required to comply with all federal income tax withholding requirements respecting payments to noteholders of interest or original issue discount with respect to the notes that the indenture trustee reasonably believes are applicable under the Code. Foreign Beneficial Owners will be subject to U.S. income and withholding tax unless they provide certain certifications as described under "Certain Federal Income Tax Consequences--Tax Consequences to Holders of the notes--Foreign Investors" in this prospectus supplement. The consent of neither the noteholders nor the Beneficial Owners will be required for such withholding. In the event that the indenture trustee does withhold or causes to be withheld any amount from interest or original issue discount payments or advances thereof to any noteholders pursuant to federal income tax withholding requirements, the indenture trustee is required to indicate the amount withheld in its monthly report to such noteholders. If any withholding or other tax is imposed by any jurisdiction, neither the noteholders nor the Beneficial Owners have any right to receive additional interest or other amounts in consequence thereof.

Reports to Noteholders

     On each distribution date, the trust collateral agent will furnish or cause to be furnished with each payment to noteholders, a monthly report, based on information in the servicer's certificate, setting forth the following information for that distribution date:

     o the amount of the distribution allocable to principal for each class of notes including any overdue principal;

     o the amount of the distribution allocable to interest for each class of notes including any overdue interest;

     o the aggregate amount of fees and compensation received by the servicer, the owner trustee and the indenture trustee for the collection period;

     o the amount, if any, withdrawn from the reserve account with respect to such distribution date;

     o the aggregate net losses on the auto loans for the related collection period;

     o the pool balance and the pool factor as of the end of the related collection period;

     o the aggregate principal balance of all auto loans which were delinquent 30 days or more as of the last day of the related collection period; and

     o the principal balance for each class of notes on such distribution date (after giving effect to the distributions on such distribution date).

Optional Termination

     The indenture and the sale and servicing agreement will provide that on any distribution date following the record date on which the total principal balance of the notes is 5% or less of the aggregate original note principal balance, the bank will have the option to acquire all right, title and interest in all, but not less than all, auto loans held in the trust by paying into the trust for retirement of the notes an amount equal to the aggregate of the purchase amounts of the auto loans.

Events of Default

     The notes are subject to events of default as described in the prospectus under "The Trust Documents - Events of Default; Rights Upon Events of Default.".

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     You should consider the following discussion of certain material federal income tax consequences of the purchase, ownership and disposition of the notes only in connection with "Material Federal Income Tax Considerations" in the accompanying prospectus. The discussion in this prospectus supplement and in the accompanying prospectus is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion in this prospectus supplement and in the accompanying prospectus does not purport to deal with all federal tax considerations applicable to all categories of investors. Some holders, including insurance companies, tax-exempt organizations, financial institutions or broker dealers, taxpayers subject to the alternative minimum tax, and holders that will hold the notes as other than capital assets, may be subject to special rules that are not discussed below. It is recommended that investors consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Tax Characterization of the Trust

     Dewey Ballantine LLP is our tax counsel, and is of the opinion that, assuming the parties will comply with the terms of the governing agreements, the trust will not be an association, or publicly traded partnership, taxable as a corporation for federal income tax purposes.

Tax Consequences to Holders of the Notes

     Treatment of the Notes as Indebtedness. The seller, the servicer and the trust agree and the noteholders will agree by their purchase of notes, to treat the notes as debt for all federal, state and local income tax purposes. There are no regulations, published rulings or judicial decisions involving the characterization for federal income tax purposes of securities with terms substantially the same as the notes. In general, whether instruments such as the notes constitute indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction under which they are issued rather than merely upon the form of the transaction or the manner in which the instruments are labeled.

     The Internal Revenue Service and the courts have stated various factors to be taken into account in determining, for federal income tax purposes, whether or not an instrument constitutes indebtedness and whether a transfer of property is a sale because the transferor has relinquished substantial incidents of ownership in the property or whether the transfer is a borrowing secured by the property.

     On the basis of its analysis of the above factors as applied to the facts and its analysis of the economic substance of the contemplated transaction, tax counsel is of the opinion that, for federal income tax purposes, the notes will be treated as indebtedness, and not as an ownership interest in the auto loans, nor as an equity interest in the trust or in a separate association taxable as a corporation or other taxable entity. See "Material Federal Income Tax Considerations -- Debt Securities" in the accompanying prospectus.

     If the notes are characterized as indebtedness, interest paid or accrued on a note will be treated as ordinary income to the noteholders and principal payments on a note will be treated as a return of capital to the extent of the noteholder's basis in the note allocable thereto. An accrual method taxpayer will be required to include in income interest on the notes when earned, even if not paid, unless it is determined to be uncollectible. The trust will report to noteholders of record and the IRS regarding the interest paid and original issue discount, if any, accrued on the notes to the extent required by law.

     Possible Alternative Characterizations of the Notes. Although, as described above, it is the opinion of tax counsel that, for federal income tax purposes, the notes will be characterized as debt, this opinion is not binding on the IRS and thus no assurance can be given that this characterization will prevail. If the IRS successfully asserted that one or more of the notes did not represent debt for federal income tax purposes, the noteholders would likely be treated as owning an interest in a partnership and not an interest in an association or publicly traded partnership, taxable as a corporation. If the noteholders were treated as owning an equitable interest in a partnership, the partnership itself would not be subject to federal income tax; rather each partner would be taxed individually on their respective distributive share of the partnership's income, gain, loss, deductions and credits. The amount, timing and characterization of types of income and deductions for a noteholder would differ if the notes were held to constitute partnership interests, rather than indebtedness. Since the parties will treat the notes as indebtedness for federal income tax purposes, the servicer will not attempt to satisfy the tax reporting requirements that would apply under this alternative characterization of the notes. Investors that are foreign persons should consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the notes.

     Discount and Premium. We do not anticipate issuing notes with any original issue discount. See "Material Federal Income Tax Considerations -- Discount and Premium -- Original Issue Discount" in the accompanying prospectus. The prepayment assumption that will be used for purposes of computing original issue discount, if any, for federal income tax purposes is 1% ABS. See "Prepayment and Yield Considerations" in this prospectus supplement. In addition, a subsequent purchaser who buys a note for less than its principal amount may be subject to the "market discount" rules of the Code. See "Material Federal Income Tax Considerations -- Discount and Premium -- Market Discount" in the accompanying prospectus. A subsequent purchaser who buys a note for more than its principal amount may be subject to the "market premium" rules of the Code. See "Material Federal Income Tax Considerations -- Discount and Premium -- Premium" in the accompanying prospectus.

     Sale or Redemption of the Notes. If a note is sold or retired, the seller will recognize gain or loss equal to the difference between the amount realized on the sale and such holder's adjusted basis in the note. See "Material Federal Income Tax Considerations -- Debt Securities -- Sales of Debt Securities" in the accompanying prospectus.

     Other Matters. For a discussion of backup withholding and taxation of foreign investors in the notes, see "Material Federal Income Tax Considerations -- Backup Withholding and Information Reporting" and "-- Foreign Investors -- The Withholding Regulations" and "-- Foreign Investors -- Grantor Trust Securities, Debt Securities and FASIT Regular Securities" in the accompanying prospectus.

State and Local Tax Considerations

     Potential noteholders should consider the state and local income tax consequences of the purchase, ownership and disposition of the notes. State and local income tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential noteholders should consult their own tax advisors as to the various state and local tax consequences of an investment in the notes.

                              ERISA Considerations

     The notes may be purchased by ERISA plans as described in the prospectus under "ERISA Considerations - ERISA Considerations regarding Securities which are Notes." The notes should be treated as indebtedness without substantial equity features for purposes of the plan assets regulation. This determination is based in part on the traditional debt features of the notes, including the reasonable expectation of purchasers of notes that the notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the notes for ERISA purposes could change if the trust incurred losses. As described in the prospectus, the acquisition or holding of the notes by or on behalf of an employee benefit plan could still result in a prohibited transaction if the acquisition or holding of the notes by or on behalf of the plan were deemed to be a prohibited loan to a party in interest with respect to the plan. Accordingly, each purchaser and each transferee using the assets of a plan subject to ERISA or Section 4975 of the Internal Revenue Code to acquire the notes will be deemed to have represented that the acquisition and continued holding of the notes will be covered by a Department of Labor class exemption.

     Any plan fiduciary considering the purchase of a note may wish to consult with its counsel as to the potential applicability of ERISA and the Internal Revenue Code to the investment. Moreover, each plan fiduciary may wish to determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the notes is appropriate for the plan, taking into account the overall investment policy of the benefit plan and the composition of the plan's investment portfolio.

     The sale of notes to a plan is in no respect a representation by us or the underwriters that this investment meets all relevant legal requirements for investments by plans generally or any particular plan or that this investment is appropriate for plans generally or any particular plan.

                                     RATINGS

     As a condition to issuance, the notes must receive at least the following ratings from [Moody's Investors Service, Inc.] and [Standard & Poor's, a division of the McGraw-Hill Companies, Inc.] in order to be issued:

       Class                        Ratings
       -----                        -------

                         Moody's             S&P
                         -------             ---

        A-1
        A-2
        M-1

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The ratings assigned to the notes address the likelihood of the receipt by the noteholders of all distributions to which the noteholders are entitled by their respective final scheduled distribution dates. The ratings assigned to the notes do not represent any assessment of the likelihood that principal prepayments might differ from those originally anticipated or address the possibility that noteholders might suffer a lower than anticipated yield.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in an underwriting agreement, dated ______, the underwriters named below have agreed to purchase from the seller the following respective principal amounts of the notes:

             Class A-1 Notes
--------------------------------------     --------------
                                               Principal
                                               Amount of
  Underwriter                                    Notes
--------------------------------------     --------------
[------]                                  $
__________________.....................   $
Total..................................   $


             Class A-2 Notes
--------------------------------------     --------------
                                               Principal
                                               Amount of
  Underwriter                                    Notes
--------------------------------------     --------------
[------]                                  $
__________________.....................   $
Total..................................   $

             Class M-1 Notes
--------------------------------------     --------------
                                               Principal
                                               Amount of
  Underwriter                                    Notes
--------------------------------------     --------------
[------]                                  $
__________________.....................   $
Total..................................   $

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the notes, if any are purchased.

     The bank has been advised by the underwriters that the underwriters propose to offer the notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession of ____% of the principal amount per Class A-1 Note, ___% of the principal amount per Class A-2 Note and ___% of the principal amount per Class M-1 Note. The underwriters and such dealers may allow a discount of _____% of such principal amount per Class A-1 Note, _____% of such principal amount per Class A-2 Note and _____% of such principal amount per Class M-1 Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the underwriters.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.

     The bank has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

     Each underwriter has represented and agreed that:

     o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 (the regulations) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

     o it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the notes if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on; and

     o it has not offered or sold and, during the period of six months from the date hereof, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Regulations.

     In the ordinary course of its business, each underwriter and its respective affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the bank and its affiliates.

                                  LEGAL MATTERS

     Certain legal matters relating to the issuance of the notes will be passed upon for the seller and the trust by [______], for the underwriters by [_________________].

                                    GLOSSARY

     Available Funds for any distribution date, for the related determination date, will equal any and all amounts then held in the collection account and deposited in the collection account with respect to the auto loans during or otherwise with respect to the related collection period excluding:

     o amounts representing the servicing fee and other amounts payable to the servicer as described in "Description of the Sale and Servicing Agreement--Servicing Compensation and Payment of Expenses" in this prospectus supplement for such collection period); and

     o    amounts, if any, on deposit in or withdrawn from the reserve account.

     Base Principal Amount (A) for any distribution date, other than the final scheduled distribution date, and each class of notes will equal the excess of

     o the aggregate unpaid principal balances of the auto loans on the last day of the second preceding collection period (or, in the case of the first distribution date, the original note principal balance)

     over

     o the aggregate unpaid principal balances of the auto loans on the last day of the collection period immediately preceding such distribution date; and

     (B) on the final scheduled distribution date for each class of notes, the Base Principal Amount will equal the principal balance for such class on such date.

     For the purpose of determining Base Principal Amount, the unpaid principal balance of a Defaulted Auto Loan or a Purchased Auto Loan is deemed to be zero on and after the last day of the collection period in which such auto loan became a Defaulted Auto Loan or a Purchased Auto Loan. In no event shall the Base Principal Amount to be distributed exceed the principal balance of the class of notes as of the related determination date.

     Class A Percentage means (A) for any distribution date prior to date on which the note principal balance of the Class A-1 Notes has been reduced to zero, 100.0% and (B) on and after the Class A-1 Note balance has been reduced to zero, the original note principal balance for the Class A Note over the original note principal balance of all classes of notes or approximately [______%]; provided, however, that, in the event that the principal balance of all defaulted auto loans exceeds 10% of all auto loans in the trust as of the closing date, the Class A Percentage shall be equal to 100.0% until the note principal balance of Class A Notes has been reduced to zero.

     Class A Principal Payment Amount means, for any distribution date, the lesser of:

     o the sum of the Base Principal Amount times the Class A Percentage plus Overdue Principal with respect to the Class A Notes; and

     o    the note principal balance of the Class A Notes.

     On the final scheduled distribution date of any class of Class A Notes, the Class A Principal Payment Amount shall not be less than the amount necessary to reduce the note principal balance of such class of notes to zero.

     Class M-1 Percentage means, 100% minus the Class A Percentage.

     Class M-1 Principal Payment Amount means, with respect to any distribution date, the lesser of:

     o the excess of (1) the Base Principal Amount for such distribution date over (2) the Class A Principal Payment Amount actually distributed on such distribution date, and

     o the amount necessary to reduce the note principal balance of the Class M-1 Notes to zero.

     On the final scheduled distribution date of the Class M-1 Notes, the Class M-1 Principal Payment Amount shall be equal to the amount necessary to reduce the note principal balance of the Class M-1 Notes to zero.

     Cram Down Loss means, with respect to an auto loan, if a court of appropriate jurisdiction in an insolvency proceeding issues a final order reducing the amount owed on the auto loan or otherwise modifying or restructuring the scheduled payments to be made on the auto loan, an amount equal to (1) the excess of the Principal Balance of the auto loan immediately prior to the order over the Principal Balance of the auto loan as reduced and/or
(2) if the court issues an order reducing the effective rate of interest on the auto loan, the excess of the Principal Balance of the auto loan immediately prior to the order over the net present value -- using as the discount rate the higher of the APR on the auto loan or the rate of interest, if any, specified by the court in the order -- of the scheduled payments as so modified or restructured. A Cram Down Loss shall be deemed to have occurred on the date of the order's issuance.

     Defaulted Auto Loan means, with respect to any distribution date, an auto loan with respect to which the earlier of the following has occurred:

     o the related obligor is contractually delinquent for 180 days as of the end of the most recently completed collection period (or, with respect to an auto loan which the servicer has determined to be either a "skip" or a bankruptcy, such longer period of delinquency as [the servicer may determine]), or

     o as to which the servicer has determined in accordance with its customary servicing practices that eventual payment of the scheduled payments is unlikely.

     Liquidation Proceeds means, with respect to any Defaulted Auto Loan and collection period, the monies collected with respect to the Defaulted Auto Loan during the collection period from whatever source (other than withdrawals from the reserve account), minus the sum of

     o any amounts expended by the servicer for the account of the obligor, and

     o    any amount required by law to be remitted to the obligor.

     Note Current Interest means, with respect to any collection period and any distribution date, the interest accrued during the related interest accrual period, equal to:

     (A) for the Class A-1 Notes, the product of (1) a fraction, the numerator of which is the actual number of days elapsed in the related interest accrual period and the denominator of which is 360, (2) the related note rate and (3) the aggregate note principal balance of the related class of notes outstanding immediately prior to the related distribution date; and

     (B) for the Class A-2 Notes and the Class M-1 Notes, the product of (1) a fraction, the numerator of which is 30 and the denominator of which is 360, (2) the related note rate and (3) the aggregate note principal balance of the related class of notes outstanding immediately prior to the related distribution date.

     Note Interest means, for a class of notes and any collection period the sum of the Note Current Interest and the Overdue Interest for the class.

     Overdue Interest means, for a class of notes and any distribution date, the difference between

     o the sum of (1) the excess, if any, of any Note Current Interest due on the immediately preceding distribution date for that class over the Note Current Interest paid on that class on the immediately preceding distribution date, plus (2) without duplication of the amount described in clause (1), the amount of the Overdue Interest for that class due and unpaid as of the immediately preceding distribution date and

     o    any Overdue Interest for that class paid on the distribution date.

     Overdue Principal means, for any class of notes and any distribution date, the excess, if any, of:

     o principal payment amounts with respect to the class due on all prior distribution dates over

     o the aggregate amount of the principal (from whatever source) actually distributed to noteholders of the class on all prior distribution dates.

     The Overdue Principal with respect to the Class A Notes is equal to the sum of the Overdue Principal for the Class A-1 Notes and the Class A-2 Notes.

     Purchased Auto Loan means, with respect to a distribution date, an auto loan purchased by the seller or the servicer on or prior to the determination date immediately preceding such distribution date.

     Specified Reserve Balance means the lesser of:

     o the greater of (1) [ ]% of the principal balance of the auto loans at the end of last day of the calendar month preceding the current distribution date, and (2) $___________, and

     o    the outstanding principal amount of the notes.

                        REPORT OF INDEPENDENT ACCOUNTANTS

     To the managers of Chevy Chase Auto Receivables Trust ______:


     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Chevy Chase Auto Receivables Trust ______ as of _____, in conformity with generally accepted accounting principals. This financial statement is the responsibility of the trust's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

[______]

Chevy Chase, Maryland
----------

                    CHEVY CHASE AUTO RECEIVABLES TRUST ______
                                  BALANCE SHEET

                                   ----------,

                                     ASSETS
 Cash ...............................................................     $1,000
                                                                          ------
 Total Assets .......................................................     $1,000
                                                                          ======

                         LIABILITES AND TRUST PRINCIPAL


Interest in trust ...................................................     $1,000
                                                                          ------
Total liabilities and trust principal ...............................     $1,000
                                                                          ======

    The accompanying notes are an integral part of this financial statement.

                    CHEVY CHASE AUTO RECEIVABLES TRUST ______

                          NOTES TO FINANCIAL STATEMENT

                                   ----------

     1.   Nature of Operations:

     Chevy Chase Auto Receivables Trust ______ (the "Trust"), was formed in the State of Delaware on ____________. The Trust has been inactive since that date.

     The Trust was organized to engage exclusively in the following business and financial activities: to acquire motor vehicle retail installment sale contracts from the bank. and any of its affiliates; to issue and sell notes collateralized by its assets; and to engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing.

     2.   Capital Contribution:

     Chevy Chase Bank F.S.B.. purchased, for $1,000, a 100% beneficial ownership interest in the Trust.

                                   $__________

                    Chevy Chase Auto Receivables Trust ______

                            Chevy Chase Bank, F.S.B.
                               Seller and Servicer

                  Auto Receivables Backed Notes, Series ______


                           --------------------------
                              PROSPECTUS SUPPLEMENT
                           --------------------------


                                    [______]
                                    ---------

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the securities offered hereby in any state where the offer is not permitted.